EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is dated as of the 29th day of October, 2004

BETWEEN:

MDMI TECHNOLOGIES INC., a corporation incorporated under the Canada Business Corporations Act having an address at Suite 110-12051 Horseshoe Way, Richmond, British Columbia, Canada V7A 4V2

(the “Licensor”)

OF THE FIRST PART

AND:

MED-TECH SOLUTIONS, INC., a Nevada corporation having an address at 2200-1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3

(the “Licensee”)

A.	The Licensor has developed a unique medical pessary device for the treatment of urinary incontinence (the “Apparatus”);

B.	The Licensee desires to secure the license, right and permission to manufacture, market, distribute and sell the Apparatus; and

C.	The Licensor is willing to license the Apparatus to the Licensee for such development and use, upon the terms and subject to the conditions set forth in this Agreement.

OF THE SECOND PART

WHEREAS:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings:

“Apparatus” has the meaning ascribed to it in the recitals to this Agreement;

“Exclusive License” has the meaning ascribed to it in Section 2.1 of this Agreement;

“Gross Profits” means the gross sales of the Technology or Products realized by the Licensee, less costs of goods sold of the Technology or Products and shipping, marketing and related costs attributable to sales of the Technology or Products, each as determined in accordance with generally accepted accounting principles (for greater certainty, no sales made by sub-licensees shall be included in the calculation of Gross Profits);

“Improvement” means any modification or variant of the Technology, whether patentable or not, which, if manufactured, used, or sold, would fall within the scope of the Technology;

“Intellectual Property” means all copyrights, patent rights, trade secret rights, trade names, trademark rights, process information, technical information, designs, drawings, inventions and all other intellectual and industrial property rights of any sort related to or associated with the Technology;

“Know-how” means all know-how, knowledge, expertise, inventions, works of authorship, prototypes, technology, information, know-how, materials and tools relating thereto or to the design, development, manufacture, use and commercial application of the Technology;

“License Fee” has the meaning ascribed to it in Section 2.2 of this Agreement;

“Products” means commercial goods or products incorporating the Technology;

“Royalty” has the meaning ascribed to it in Section 3.1 of this Agreement;

“Technology” means any apparatus incorporating any or all of the architecture, know-how, engineering data and design of the Gynecone medical pessary device developed by the Licensor for the treatment of urinary incontinence, Improvements related thereto, and all related Trademarks, patents, patent applications, copyrights and trade secrets; and

“Trademarks” means the trademarks described in Schedule “A” to this Agreement.

2.	GRANT OF EXCLUSIVE LICENSE

2.1
The Licensor grants to the Licensee the exclusive worldwide right and license to enjoy, commercialize and exploit the Technology and to manufacture, use and sell throughout the world, Products embodying the Technology (the “Exclusive License”).

2.2	In consideration of the grant of the Exclusive License, the Licensee agrees to:

	(a)	pay to the Licensor a license fee of CDN$10,000, within 10 days following the date of execution of this Agreement (the “License Fee”); and

	(b)	pay the royalty set out in Article 3.

2.3	The Exclusive License will be for a term of 50 years (the “Initial Term”) from the date this Agreement is executed, unless sooner terminated in accordance with the provisions of this Agreement.

2.4
The Licensee shall have the option (the “Option”) to renew the Agreement for an additional period of 50 years. The Option shall be exercised by the Licensee's delivery to the Licensor, in person or by mail, on or before expiry of the Initial Term: (i) written notice of Licensee's election to renew the term of this Agreement; and (ii) an additional payment of CDN$10,000.

3.	ROYALTY

3.1	The Licensee shall pay to the Licensor a royalty (the “Royalty”) on the sale of the Technology or Products by the Licensee equal to 5% of Gross Profits.

3.2
The Royalty shall be payable on a quarterly basis within 52 days of the end of the Licensee’s fiscal quarter provided that the royalties payable with respect to the last quarter of each fiscal year will be payable within 107 days of the end of the Licensee’s fiscal year.

4.	RIGHT TO SUB-LICENSE

4.1
The Licensee shall have the right during the continuance of this Agreement to enter into agreements with other persons, firms or corporations, giving and granting to them or any of them the right to manufacture, use and sell Products embodying the Technology on such terms as the Licensee shall deem proper, except that in no case shall such terms, covenants and conditions impose a greater obligation on the Licensor than is provided by this Agreement.

4.2
The Licensee shall, prior to entering into any sub-license agreement, advise the Licensor of its intention to enter into the sub-license agreement and shall immediately after entering into any sub-license agreement provide a copy of the agreement to the Licensor.

5.	TITLE TO INTELLECTUAL PROPERTY / IMPROVEMENTS

5.1
The Technology and trademarks included in the Technology shall remain the property of the Licensor subject to the Exclusive License granted by this Agreement. The Licensor shall, upon demand, execute and deliver to the Licensee such documents as may be deemed necessary by counsel for the Licensee for filing in appropriate government offices to evidence the granting of the Exclusive License.

5.2
In the event the Licensee shall make any Improvements said Improvements and any applications and patents therefor shall likewise come under this Agreement and be subject to all the terms and provisions thereof.

6.	RIGHT OF FIRST REFUSAL

6.1	The Licensor shall not transfer, sell, convey or assign the Technology or any component of it otherwise than in accordance with this Article.

6.2
Should the Licensor intend to dispose of all or any portion of the Technology or its interest in it, the Licensor shall first give notice in writing to the Licensee of such intention together with the terms and conditions on which the Licensor intends to dispose of the Technology or its interest in it.

6.3
If the Licensor receives any offer to dispose of all or any portion of the Technology or its interest in it, which it intends to accept, it shall not accept the same unless it has first offered to sell such interest to the Licensee on the same terms and conditions as in the offer received and the same has not been accepted by the Licensee.

6.4	Any communication of an intention to sell pursuant to sections 6.2 and 6.3 (the "Offer") shall be in writing and shall:

(a) set out in reasonable detail all of the terms and conditions of any intended sale;

(b) if it is made pursuant to section 6.3, include a photocopy of the Offer; and

(c) if it is made pursuant to section 6.3, clearly identify the offering party and include such information as is known by the Licensor about such offering party;

and such communication will be deemed to constitute an Offer by the Licensor to the Licensee to sell the Licensor's interest to the Licensee on the terms and conditions set out in such Offer.

6.5	Any Offer made as contemplated in section 6.4 shall be open for acceptance by the Licensee for a period of 30 days from the date of receipt of the Offer by the Licensee.

6.6
If the Licensee accepts the Offer within the period provided for in section 6.5, such acceptance shall constitute a binding agreement of purchase and sale between the Licensor and the Licensee, for the Interest on the terms and conditions set out in such Offer.

6.7
If the Licensee does not accept the Offer within the period provided for in section 6.5, the Licensor may complete a sale and purchase of its Interest or a portion thereof on terms and conditions no less favorable to the Licensor than those set out in the Offer and, in the case of an Offer under section 6.3, only to the party making the original offer to the Licensor and in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Licensee to accept such Offer or the Licensor must again comply with the provisions of this Article.

6.8
If the Licensee does accept the Offer within the period provided for in section 6.5 but fails to close the transaction contemplated thereby within 90 days following receipt of such Offer, the Licensor may complete a sale and purchase of its Interest or a portion thereof on any terms and conditions but in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Licensee to accept such Offer or the Licensor must again comply with the provisions of this Article.

6.9
While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed or abandoned in accordance with the provisions of this Article.

7.	TECHNICAL ASSISTANCE

7.1	The Licensor shall, at the Licensee’s request and expense, provide technical assistance to the Licensee within fifteen (15) days of a request by the Licensee to provide such assistance.

8.	AUDIT

8.1
The Licensee shall keep and maintain during the currency of this Agreement such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder and shall permit a member of the American Institute of Public Accountants designated by the Licensor during normal business hours and upon reasonable notice to have full access to such records, to audit them, and to make copies of them solely for the purpose of verifying the accuracy thereof. The Licensor shall bear all costs of such examination unless such examination reveals a material misstatement or mispayment of the amount owing by the Licensee to the Licensor of 5% or more, in which event the Licensee shall bear all costs of such examination, and the Licensee agrees to promptly reimburse Licensor for such costs.

If any such inspection reveals a shortfall in the royalties payable to the Licensor hereunder then the Licensee shall forthwith pay the full amount of such shortfall, plus interest as herein provided, to Licensor.

8.2
For each of the Licensee’s fiscal years occurring wholly or partly during term of this Agreement, the Licensee shall within six months after the end of each such fiscal year, deliver to the Licensor a copy of the Licensee’s financial statements for such fiscal year.

9.	INFRINGEMENT OF THIRD PARTY PATENTS OR TRADEMARKS

9.1
If any complaint alleging infringement or violation of any Trademark or other proprietary rights is made against the Licensor or its customers, licensees or sub-licensees in respect of the manufacture, use or sale of Products in any country, then the following procedure shall be adopted. The Licensee shall promptly upon receipt of any such complaint notify the Licensor of same, and shall throughout the pendency of such complaint keep the Licensor fully informed of the actions and positions taken by the complainant and taken and proposed to be taken by the Licensee. The Licensor may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by the Licensor (subject to the possibility of recovery of some or all of such additional expenses from the complainant).

10.	INFRINGEMENT OF TRADEMARKS

10.1
The Licensee shall keep a diligent watch in order to detect any products which infringe, or possibly infringe the Trademarks. Upon detection of any such infringement, or possible infringement, the Licensee shall take appropriate legal action to restrain such infringement and/or recover damages in respect thereof unless the Licensee is advised by its legal counsel that the infringement, in the opinion of counsel, is immaterial. The Licensor will, at no cost to the Licensee, assist the Licensee in such action by testifying in any legal proceedings, signing all necessary papers, and rendering any other assistance (except financial assistance) which may, in the opinion of the Licensee or its counsel, reasonably be required to prosecute such action to a successful conclusion. If the Licensee is successful in obtaining any award of damages as a result of such legal action, the Licensee shall be entitled to retain 95% of the proceeds from such action and the Licensor shall be entitled to retain 5% of the proceeds. If the Licensee does not undertake legal action to restrain such infringement and/or recover damages in respect thereof, then the Licensor may undertake such action at the Licensor’s expense and be entitled to retain the full amount of any proceeds from such legal action.

11.	DEFAULT

11.1
If the Licensee is in default of any material obligation under this Agreement, then the Licensor may give notice of default (a “Notice of Licensee Default”) to the Licensee. Upon receipt of a Notice of Licensee Default and subject to the Licensee’s right to arbitrate a dispute as to a default, The Licensee will have a period in which to remedy the default (a “Licensee Remedy Period”). The Licensee Remedy Period will equal thirty (30) days if the default relates to non-payment of the License Fee or Royalty. The Licensee Remedy Period will equal sixty (60) days in any other case.

11.2
If the Licensee disputes that it is in default, it may give a notice to arbitrate to the Licensor (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensee Remedy Period. If the Licensee delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensee Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensee is not in default of its obligations under this Agreement, then the Licensee will be deemed not to be in default of its obligations under this Agreement. If the arbitrator determines that the Licensee is in default of its obligations under this Agreement, then the Licensee Remedy Period will be deemed to re-commence on the date of the decision of the arbitrator and the Licensee will have either thirty (30) or sixty (60) days, as applicable, to remedy the default.

11.3	If the Licensee fails to remedy a default within the applicable Licensee Remedy Period, then the Exclusive License will terminate.

11.4
If the Licensor is in default of any material obligation under this Agreement, then the Licensee may give notice of default (a “Notice of Licensor’s Default”) to the Licensor. Upon receipt of a Notice of Licensor’s Default and subject to the Licensor’s right to arbitrate a dispute as to a default, the Licensor will have a period of sixty (60) days in which to remedy the default (an “Licensor’s Remedy Period”).

11.5
If the Licensor disputes that it is in default, the Licensor may give a notice to arbitrate to the Licensee (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensor’s Remedy Period. If the Licensor delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensor’s Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensor is not in default of its obligations under this Agreement, then the Licensor will be deemed not to be in default of their obligations under this Agreement. If the arbitrator determines that the Licensor is in default of its obligations under this Agreement, then the Licensor’s Remedy Period will be deemed to commence on the date of the decision of the arbitrator and the Licensor will have thirty (30) to remedy the default.

11.6
If the Licensor fails to remedy a default within the applicable Licensor’s Remedy Period, then the obligation of the Licensee to pay the Royalty will be suspended until such time as the default is remedied by the Licensor, provided that the Licensee will be entitled to deduct any damages arising from the default from any future payment of the Royalty.

12.	ARBITRATION OF DISPUTES

12.1
Arbitration of any dispute arising under this Agreement will be held in the city of Vancouver, British Columbia under the commercial rules and procedures of the Commercial Arbitration Act (British Columbia). Any matter presented for arbitration will be settled by arbitration proceedings conducted by a single arbitrator. The arbitrator will be appointed by agreement between the parties or, in default of agreement, such arbitrator will be appointed by a Judge of the Supreme Court of British Columbia sitting in Vancouver, upon the application of any of the said parties and a Judge of the Supreme Court of British Columbia sitting in Vancouver will be entitled to act as such arbitrator, if he so desires. The decision of the arbitrator as to any matter in dispute under this Agreement will be binding and conclusive upon the parties. The decision of the arbitrator will be rendered in writing and will include the basis for the decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The non-prevailing party to an arbitration will pay its own expenses, the fees of each arbitrator, including without limitation, attorneys’ fees and costs, reasonably incurred by the prevailing party to the arbitration.

13.	INTEREST ON OVERDUE PAYMENTS

13.1
Except as otherwise specified herein, interest shall accrue on all overdue payments hereunder from the due date for such payment until actual payment, such interest to be computed at an effective annual interest rate of twelve percent (12%) per annum.

14.	INDEMNIFICATION

14.1
The Licensee agrees to indemnify, defend and hold harmless Licensor (including its officers, directors, employees and agents) from and against any/all claims, damages, liabilities, settlement costs and expenses (including reasonable legal fees) arising directly or indirectly from or relating to the Licensee’s breach of any material term or condition of this Agreement.

14.2
In no event shall either Party to this Agreement be liable to the other (including its officers, directors, employees and/or agents) for any indirect, special, incidental or consequential damages whatsoever, including, without limitation, damages in the nature of lost profits or business interruption, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, even if the other Party was advised of the possibility of such damages, or whether such damages were foreseeable.

15.	EQUAL PARTICIPATION IN DRAFTING

15.1
The parties have equally participated in the drafting of the within Agreement, each having had the opportunity to be independently represented by counsel. The Licensor acknowledges that O’Neill Law Group PLLC have acted solely for the Licensee in connection with the preparation, negotiation and execution of this Agreement and the Licensor has been advised to obtain the advice of independent legal counsel in entering into this Agreement.

16.	REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

16.1	The Licensor represents and warrants to the Licensee that:

(a)
The execution and delivery of this Agreement by the Licensor has been duly authorized. The person executing this Agreement on behalf of the Licensor has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of the Licensor and is enforceable against the Licensor in accordance with its terms.

(b)
The Licensor warrants that the Trademarks are genuine and valid, that it has sole title to them, and full right, authority and power to enter into this Agreement, and that it shall indemnify and save harmless the Licensee against any and all rights and contracts that may be held or claimed by others.

17.	REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

17.1	The Licensee represents and warrants to the Licensor that:

(a)
The execution and delivery of this Agreement by the Licensee has been duly authorized. The person executing this Agreement on behalf of the Licensee has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of the Licensee and is enforceable against the Licensee in accordance with its terms.

18.	MISCELLANEOUS PROVISIONS

18.1
No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

18.2
This Agreement shall be construed in accordance with, and governed by, the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, without giving effect to any choice or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties irrevocably submit to the non-exclusive jurisdiction of the Supreme Court of British Columbia.

18.3	The headings are inserted solely for convenience of reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

18.4
This Agreement constitutes the entire agreement between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

18.5	The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

18.6
In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

18.7
In the event of an inability or failure by any party by reason of any fire, explosion, war, riot, strike, walk-out, labour controversy, flood, shortage of water, power, labour transportation facilities or necessary materials or supplies, default or power failure of carriers, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the party, then the party shall not be liable to the other party and will not be deemed to be in default during the period and to the extent of such inability or failure.

18.8	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

(a)	Delivered personally;

(b)	Sent by prepaid courier service or mail;

(c)	Sent prepaid by telecopiers, fax, telex or other similar means of electronic communication; or

(d)	Addressed to the relevant Party at the address/fax number shown for that Party at the beginning of this Agreement.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by telex, fax, telecopier or other electronic communication, on the first business day thereafter, or if sent by mail on the third business day thereafter. Any party may change any particulars of its address/fax number for notice by notice to the others in the manner above described.

18.9	Time shall be of the essence of this Agreement.

18.10
The parties agree to sign such other instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

18.11	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18.12
The relationship between the Licensor and the Licensee is, and during the term of this Agreement shall be that of independent contractors. No party shall be deemed a legal representative or agent of the other party for any purpose and shall have no right or authority to assume or create in writing or otherwise, any obligation of any kind, express or implied, with respect to any commitments, in the name of the other party or on behalf of the other party, unless given with the express written authority of such party. Furthermore, the relationship among the Licensor and the Licensee hereunder shall not constitute a joint venture, general partnership or similar arrangement.

18.13	This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and as of the date and year first above written.

MED-TECH SOLUTIONS, INC.	MDMI TECHNOLOGIES INC.
by its authorized signatory	by its authorized signatory:

/s/ Mark A. McLeary	/s/ Terry Kehoe

Signature of Authorized Signatory	Signature of Authorized Signatory

Mark A. McLeary	Terry Kehoe

Name of Authorized Signatory	Name of Authorized Signatory

President	Vice President and COO

Position of Authorized Signatory	Position of Authorized Signatory

SCHEDULE A

to that Exclusive License Agreement dated as of October 29, 2004

TRADEMARKS AND TRADENAMES

1.	GYNECONE